Exhibit 23.1





                    Independent Auditors' Consent



The Board of Directors
Arrow-Magnolia International, Inc.


We consent to the incorporation by reference in the Registration Statements (Nos. 333-47709 and 333-01511) on Form S-8 of Arrow-Magnolia International, Inc. of our report dated March 27, 2001 (as amended April 3, 2002, relating to the balance sheets of Arrow-Magnolia International, Inc. as of December 31, 2000 and 1999 and the related statements of income, shareholders' equity, and cash flows for the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of Arrow-Magnolia, International, Inc.




							PHILIP VOGEL & CO., INC.



Dallas, Texas
April 15, 2002